PLAN OF ACQUISITION
Short-Term Bond Account and
Short-Term Income Account

         The Board of Directors of Principal Variable Contracts Funds,
Inc., a Maryland corporation (the "Fund"), deems it advisable that
Short-Term Income Account series of the Fund ("Short-Term Income")
acquire all of the assets of Short-Term Bond Account  series of the
Fund ("Short-Term Bond") in exchange for the assumption by Short-Term
Income of all of the liabilities of Short-Term Bond and shares issued by Short-Term Income which are thereafter to be distributed by Short-
Term Bond pro rata to its shareholders in complete liquidation and termination of Short-Term Bond and in exchange for all of Short-Term
Bond 's outstanding shares.
         Short-Term Bond will transfer to Short-Term Income, and Short-
Term Income will acquire from Short-Term Bond , all of the assets of
Short-Term Bond on the Closing Date and will assume from Short-Term
Bond all of the liabilities of Short-Term Bond in exchange for the issuance of the number of shares of Short-Term Income determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of Short-Term Bond in complete liquidation and termination of Short-Term Bond and in exchange for all of Short-Term Bond 's outstanding shares. Short-Term Bond will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by Short-Term Bond in proper form prior to the Closing Date shall be fulfilled by Short-Term Bond.
Redemption requests received by Short-Term Bond thereafter will be treated as requests for redemption of those shares of Short-Term Income allocable to the shareholder in question.
         Short-Term Bond will declare, and Short-Term Income may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid)
and all of its net realized capital gains, if any, as of the Closing
Date.
         On the Closing Date, Short-Term Income will issue to Short-Term
Bond a number of full and fractional shares of Short-Term Income, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of Short-Term Bond.  The aggregate value of the net assets of Short-Term Bond and Short-Term
Income shall be determined in accordance with the then current
Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m.
Central Time on July 16, 2010, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for Short-Term Income or Short-Term Bond to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, Short-Term Bond shall
(a) distribute on a pro rata basis to the shareholders of record of
Short-Term Bond at the close of business on the Closing Date the shares of Short-Term Income received by Short-Term Bond at the Closing in exchange for all of Short-Term Bond's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of
Incorporation.
         For purposes of the distribution of shares of Short-Term Income to shareholders of Short-Term Bond, Short-Term Income shall credit its books an appropriate number of its shares to the account of each shareholder of Short-Term Bond. No certificates will be issued for shares of Short-Term Income. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the
Closing Date, represented shares of Short-Term Bond, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to
evidence the appropriate number of shares of Short-Term Income to be credited on the books of Short-Term Income in respect of such shares of
Short-Term Bond as provided above.
         Prior to the Closing Date, Short-Term Bond shall deliver to
Short-Term Income a list setting forth the assets to be assigned, delivered and transferred to Short-Term Income, including the securities then owned by Short-Term Bond and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by Short-Term Income pursuant to this Plan.
         All of Short-Term Bond 's portfolio securities shall be delivered by Short-Term Bond 's custodian on the Closing Date to Short-Term
Income or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the
Investment Company Act of 1940, transferred to an Fund in the name of
Short-Term Income or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from Short-Term
Bond's Fund at its custodian to Short-Term Income' Fund at its custodian. If on the Closing Date Short-Term Bond is unable to make good delivery to Short-Term Income' custodian of any of Short-Term Bond
's portfolio securities because such securities have not yet been delivered to Short-Term Bond 's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and Short-Term Bond shall deliver to Short-Term Income' custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to Short-Term Income, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by Short-Term Income.
         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of Short-Term Bond and notwithstanding favorable action by such shareholders, if the Board of
Directors believe that the consummation of the transactions
contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of
Directors at any time, except that after approval by the shareholders of Short-Term Bond no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of Short-Term Bond.
         Except as expressly provided otherwise in this Plan, Principal
Management Corporation will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transaction contemplated under this Plan, including, but not limited to, accountant's fees, legal fees, and proxy related costs.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the
8th day of July, 2010.

PRINCIPAL VARIABLE CONTRACTS FUNDS,
INC.
on behalf of the following
Acquired Fund:
Short-Term Bond Account

By: /s/ Nora M. Everett
Nora M. Everett, CEO &
President

PRINCIPAL VARIABLE CONTRACTS FUNDS,
INC.
on behalf of the following
Acquiring Fund:
Short-Term Income Account

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President